Exhibit 99.1

News Release

General Inquiries: (877) 847-0008
www.constellationenergypartners.com

Investor Contact:	Charles C. Ward
(877) 847-0009

Constellation Energy Partners Reports

Third Quarter 2009 Results

HOUSTON—(BUSINESS WIRE)—November 6, 2009—Constellation Energy Partners LLC (NYSE Arca: CEP) today reported third quarter 2009 results.

The company produced 4,414 MMcfe for the third quarter 2009, resulting in Adjusted EBITDA of $16.6 million for the quarter and $50.9 million for the year to date. Operating expenses, which include lease operating expenses, production taxes and general and administrative expenses, totaled $13.7 million for the quarter and $42.0 million for the year to date.

Average daily net production for the third quarter was 48.0 MMcfe, resulting in a daily average of 47.7 MMcfe for the nine months ending September 2009. Operating costs averaged $3.11 per Mcfe during the quarter, resulting in an average of $3.22 per Mcfe for the same nine month period.

“We continue to return solid operating results, quarter after quarter,” said Stephen R. Brunner, President and Chief Executive Officer of Constellation Energy Partners. “I attribute this to the team we have working to extract value from our asset base and the success they’ve delivered in drilling, risk management, and cost containment.”

On a GAAP basis for the third quarter 2009, the company reported a loss of $9.1 million, which includes a net loss from mark-to-market activities of $6.4 million.

Liquidity Update

The company also announced today that it reduced its outstanding debt by $20.0 million since the end of the third quarter. As of September 30, 2009, outstanding debt under the company’s credit facilities totaled $220.0 million and the company had a cash balance of $30.8 million. With the $20.0 million debt reduction, the balance of outstanding debt under the credit facilities is $200.0 million, which currently leaves the company with a cash balance of $17.0 million. The company is working to extend or refinance its credit facilities which mature in October 2010.

Financial Outlook for 2009

“Our performance through September has us well on our way to completing 2009 with the results we set out to achieve at the beginning of this year,” said Brunner. “This is a testament to the successful efforts of our operations team.”

The company’s 2009 business plan and forecast, announced in December 2008, calls for total capital spending to range between $28.0 million and $33.0 million. Total capital spending of $22.8 million for the nine months ending September 2009 has resulted in the completion of 77 net wells for the year to date versus the company’s forecast of 75 net wells for the year. The company currently anticipates capital spending for the entire year to come in below forecast at between $23 million and $25 million.

Net production is forecast to range between 17.0 and 18.5 Bcfe for 2009. Based on the mix of wells completed for the year to date and capital spending plans for the remainder of the year, the company anticipates that full year production will be at the low end of this range. Operating expenses for 2009 are forecast to range between $57.5 million to $63.5 million, and the company anticipates it will finish the year in this range.

The company maintains hedges on 2.3 Bcfe of the company’s Mid-Continent production for the balance of the year at an average price of $7.14 per Mcfe and an additional 1.2 Bcfe of production for the balance of the year at an average price of $8.01 per Mcfe. The remainder of the company’s production for 2009 is subject to market conditions and pricing.

During the first quarter 2009, the company discontinued hedge accounting on all existing commodity derivatives and now accounts for derivatives using the mark-to-market accounting method. As a result, the company will recognize all future changes in the fair value of its derivatives as gains and losses in earnings.

The company expects to present its 2010 business plan and forecast during its next earnings call in February 2010.

Distribution Outlook

Under the terms of the company’s credit facilities, no distributions to unitholders may be made if the borrowings outstanding under the credit facilities exceed 90% of the borrowing base. Management previously announced a temporary suspension of quarterly cash distributions to its common (or Class B) and Class A unitholders effective June 26, 2009. Management will continue to evaluate the company’s quarterly distribution, taking into account debt levels, liquidity, the provisions of the company’s credit and operating agreements, and business plans. The company currently anticipates that distributions will remain suspended until after such time that debt levels are reduced and market conditions again warrant resumption of capital spending at maintenance levels. All distributions are subject to approval by the company’s Board of Managers.

Conference Call Information

The company will host a conference call at 8:30 a.m. (CST) on Friday, November 6, 2009 to discuss third quarter 2009 results.

To participate, analysts, investors, media and the public in the U.S. may dial (888) 889-1048 shortly before 8:30 a.m. (CST). The international phone number is (773) 756-0202. The conference password is PARTNERS.

A replay will be available beginning approximately one hour after the end of the call by dialing (866) 551-5153 or (203) 369-1953 (international). A live audio webcast of the conference call, presentation slides and the earnings release will be available on Constellation Energy Partners’ Web site (www.constellationenergypartners.com) under the Investor Relations page. The call will also be recorded and archived on the site.

About the Company

Constellation Energy Partners LLC is a limited liability company focused on the acquisition, development and production of oil and natural gas properties, as well as related midstream assets.

SEC Filings

The company intends to file its third quarter 2009 Form 10-Q on or about November 6, 2009.

Non-GAAP Measures

We present Adjusted EBITDA in addition to our reported net income in accordance with GAAP. Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) adjusted by interest (income) expense; depreciation, depletion and amortization; write-off of deferred financing fees; impairment of long-lived assets; accretion of asset retirement obligation; (gain) loss on sale of assets; (gain) loss from equity investment; unit-based compensation programs; unrealized (gain) loss on natural gas derivatives; and realized (gain) loss on cancelled natural gas derivatives.

Adjusted EBITDA is used as a quantitative standard by our management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure. Adjusted EBITDA is not intended to represent cash flows for the period, nor is it presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

Constellation Energy Partners LLC

Operating Statistics

	Three Months Ended Sep. 30,				Nine Months Ended Sep. 30,
	2009		2008		2009		2008

Net Production:
Total production (MMcfe)	4,414		4,477		13,020		12,942
Average daily production (Mcfe/day)	47,978		48,663		47,692		47,234

Average Net Sales Price per Mcfe:
Net realized price, including hedges	$6.81	(a)	$7.83	(a)	$7.08	(a)	$7.89	(a)
Net realized price, excluding hedges	$3.18	(b)	$8.74	(b)	$3.39	(b)	$8.79	(b)

(a) Excludes impact of mark-to-market losses and net of cost of sales.
(b) Excludes all hedges, the impact of mark-to-market losses and net of cost of sales.

Net Wells Drilled and Completed	—		40		60		90
Net Recompletions	—		14		17		32
Developmental Dry Holes	—		—		1		—

Constellation Energy Partners LLC

Condensed Consolidated Statements of Operations

	Three Months Ended Sep. 30,		Nine Months Ended Sep. 30,
	2009	2008	2009		2008
	($ in thousands)		($ in thousands)

Oil and gas sales	$30,663	$37,674	$94,223		$108,093
Gain/(Loss) from mark-to-market activities	(6,368)	21,976	829		3,987

Total Revenues	24,295	59,650	95,052		112,080

Operating expenses:
Lease operating expenses	8,169	9,428	25,243		27,701
Cost of sales	586	2,633	2,030		6,020
Production taxes	715	2,241	2,245		6,791
General and administrative	4,844	3,800	14,491		10,922
(Gain)/Loss on sale of equipment	—	(85)	14		(296)
Depreciation, depletion and amortization	15,455	11,318	48,084		32,340
Accretion expense	109	105	267		307

Total operating expenses	29,878	29,440	92,374		83,785

Other expenses:
Interest (income) expense, net	3,600	3,218	9,719		8,596
Other (income) expense	(82)	53	(129)		49

Total expenses	33,396	32,711	101,964		92,430

Net income (loss)	$(9,101)	$26,939	$(6,912)		$19,650

Adjusted EBITDA	$16,567	$18,806	$50,898		$56,856

EPS - Basic	$(0.40)	$1.21	$(0.31)		$0.88
EPS - Basic Units Outstanding	22,665,098	22,351,667	22,518,284		22,370,700

EPS - Diluted	$(0.40)	$1.21	$(0.31	) (a)	$0.88
EPS - Diluted Units Outstanding	22,665,098	22,351,667	22,518,284		22,370,700

(a)	We have also issued 1,040,278 notional units that earn distributions under certain circumstances. These notional units will convert into restricted common units upon approval by our unitholders. Had these units been included in our diluted EPS calculations for the nine months ended September 30, 2009, our total diluted units would not be different and our EPS would not have been impacted since we reported a net loss for the period.

Constellation Energy Partners LLC

Condensed Consolidated Balance Sheets

	Sep. 30, 2009	Dec. 31, 2008
	($ in thousands)

Current assets	$64,457	$52,231
Natural gas properties, net of accumulated depreciation, depletion and amortization	637,716	662,519
Other assets	38,137	44,099

Total assets	$740,310	$758,849

Current liabilities	$17,028	$19,506
Debt	220,000	212,500
Other long-term liabilities	9,056	6,754

Total liabilities	246,084	238,760

Class D Interests	6,667	6,667

Common members’ equity	450,771	463,295
Accumulated other comprehensive income	36,788	50,127

Total members’ equity	487,559	513,422

Total liabilities and members’ equity	$740,310	$758,849

Constellation Energy Partners LLC

Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended Sep. 30,		Nine Months Ended Sep. 30,
	2009	2008	2009	2008
	($ in thousands)		($ in thousands)

Reconciliation of Net Income to Adjusted EBITDA:
Net income	$(9,101)	$26,939	$(6,912)	$19,650
Add:
Interest expense/(income), net	3,600	3,218	9,719	8,596
Depreciation, depletion and amortization	15,455	11,318	48,084	32,340
Accretion of asset retirement obligation	109	105	267	307
(Gain)/Loss on sale of asset	—	(85)	14	(296)
Loss from mark-to-market activities	6,368	(21,976)	(829)	(3,987)
Unit-based compensation programs	136	118	288	273
Unrealized (gain)/loss on natural gas derivatives/hedge ineffectiveness	—	(831)	267	(27)

Adjusted EBITDA (1)	$16,567	$18,806	$50,898	$56,856

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	($ in thousands)		($ in thousands)

Reconciliation of Net Income to Adjusted EBITDA:
Net income	$(16,744)	$(8,790)	$2,190	$(7,289)
Add:
Interest expense/(income), net	3,278	3,059	6,119	5,378
Depreciation, depletion and amortization	18,195	11,489	32,629	21,022
Accretion of asset retirement obligation	56	101	157	202
(Gain)/Loss on sale of asset	(3)	—	14	(211)
Loss from mark-to-market activities	12,134	15,033	(7,197)	17,989
Long-term incentive plan	84	57	152	155
Unrealized (gain)/loss on natural gas derivatives/hedge ineffectiveness	—	(410)	267	804

Adjusted EBITDA (1)	$17,000	$20,539	$34,331	$38,050

(1)	Our Adjusted EBITDA should not be considered as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Our Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

We define Adjusted EBITDA as net income (loss) plus:

—	interest (income) expense;

—	depreciation, depletion and amortization;

—	write-off of deferred financing fees;

—	impairment of long-lived assets;

—	(gain) loss on sale of assets;

—	(gain) loss from equity investment;

—	unit-based compensation programs;

—	accretion of asset retirement obligation;

—	unrealized (gain) loss on natural gas derivatives; and

—	realized loss (gain) on cancelled natural gas derivatives